Exhibit 99.1

Media Relations: Bobbie Collins 212-810-8155	Media/Investor Relations: Brian Beades 212-810-5596

BlackRock Reports Fourth Quarter Diluted EPS of $3.35 ($3.42 as adjusted)

Full Year Diluted EPS of $10.55 ($10.94 as adjusted)

Assets Under Management of $3.561 Trillion at December 31, 2010

New York, January 25, 2011 — BlackRock, Inc. (NYSE:BLK) today reported fourth quarter 2010 net income1 of $657 million, up $401 million from a year ago and up $106 million compared to third quarter 2010. Operating income was $940 million and non-operating income, net of non-controlling interests, was $26 million. The full year 2010 operating margin was 34.8%, which included the effect of $90 million of integration costs associated with the December 1, 2009 acquisition of Barclays Global Investors (“BGI”), and the fourth quarter 2010 margin was 37.7%.

Fourth quarter net income, as adjusted2, was $3.42 per diluted common share, or $670 million, up 43% compared to fourth quarter 2009 diluted EPS, as adjusted2, of $2.39 and up $0.67 compared to third quarter 2010. Fourth quarter 2010 included operating income, as adjusted2, of $3.35 per diluted share and net non-operating income, as adjusted2, of $0.07 per diluted share. Operating income, as adjusted2, of $962 million, included approximately $2.5 billion of total revenue, including $326 million of performance fees. Operating income, as adjusted2, improved $401 million, or 71%, compared to fourth quarter 2009 and improved $225 million, or 31%, compared to third quarter 2010. Compared to a year ago, operating results reflect the benefits of the BGI acquisition, improved markets and positive performance. The operating margin, as adjusted2, for full year 2010 was 39.3%, an expansion of 1.1 percentage points as compared to 38.2% in 2009, and the fourth quarter 2010 operating margin, as adjusted2, was 40.7%. Fourth quarter results reflect strong performance fees, growth in base fees due to positive equity markets, offset partially by higher incentive compensation and general and administration expenses. Non-operating income, net of non-controlling interests, as adjusted2, in the fourth quarter 2010 included gains of approximately $45 million as a result of higher valuations on co-investments across all assets classes.

Assets under management (“AUM”) totaled $3.561 trillion at December 31, 2010, up $114.9 billion or 3% during the quarter. The increase in AUM was driven by market and investment performance of $132.1 billion and net new business of $23.9 billion, which were partially offset by merger-related outflows of $38.7 billion. A single index client accounted for $23.6 billion of the merger-related outflows, representing less than $1.5 million in annualized revenues. For the year, AUM rose $214.7 billion or 6%, on the strength of $284.1 billion from market and investment performance and $57.8 billion of net new business, while merger-related outflows totaled $121.0 billion or less than 7% of acquired AUM.

The table below presents AUM and a comparison of GAAP and as adjusted results for certain financial measures. See Attachment I for a reconciliation of GAAP to the as adjusted financial measures.

						Full Year Ended
	Q4	Q4%		Q3%		December 31,		%
	2010	2009	Change	2010	Change	2010	2009	Change
AUM	$3,560,968	$3,346,256	6%	$3,446,066	3%	$3,560,968	$3,346,256	6%

GAAP basis:
Revenue	$2,493	$1,544	61%	$2,092	19%	$8,612	$4,700	83%
Operating income	$940	$389	142%	$707	33%	$2,998	$1,278	135%
Net income(1)	$657	$256	157%	$551	19%	$2,063	$875	136%
Diluted EPS	$3.35	$1.62	107%	$2.83	18%	$10.55	$6.11	73%

As Adjusted:
Operating income(2)	$962	$561	71%	$737	31%	$3,167	$1,570	102%
Net income(1),(2)	$670	$379	77%	$537	25%	$2,139	$1,021	110%
Diluted EPS(2)	$3.42	$2.39	43%	$2.75	24%	$10.94	$7.13	53%

(1)	Net income represents net income attributable to BlackRock, Inc.
(2)	See notes (a) through (f) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 10 through 13.

Net new business during the quarter included $28.2 billion in long-term products (equity, fixed income, multi-asset class and alternative investments) and $0.8 billion in cash management, partially offset by $5.2 billion of net distributions from advisory accounts. BlackRock Solutions® added 20 assignments during the quarter, bringing the total to 62 new mandates for the year. Investment performance was strong across much of the platform, supporting new business efforts in all regions and across all client channels. As of January 20, 2011, our new business pipeline totaled $72.7 billion, net of $13.6 billion of pending merger-related outflows.

“We closed 2010 with strong earnings for the quarter and the year, attractive investment performance and growing new business momentum,” remarked Laurence D. Fink, Chairman and CEO of BlackRock. “Away from merger-related outflows, new business was robust, with a combined $96.6 billion in fourth quarter net flows* and net wins in the pipeline. These flows spanned all regions and all client channels and reflect the diversity of our platform and the breadth of our global new business effort.

“December 1, 2010 marked the one-year anniversary of our merger with BGI. We accomplished a great deal during our first year, evolving our culture, organizational structure and governance model. We worked with clients to introduce our broader global capabilities and to address manager concentration and other issues. We believe merger-related outflows are largely behind us, the organizational integration is completed, and the technology implementation remains on track. Of course, the work required to foster a dynamic culture never ends.

“A key objective of the integration process was to protect and enhance the investment platform. I am especially pleased that this effort was successful. We delivered strong investment results across much of our product line-up. In addition, fourth quarter performance fees are a direct consequence of strong alpha generation across a wide range of active (quantitative and fundamental) offerings.

“BlackRock Solutions continues to be a key differentiator, and business growth remains robust. We added 20 new Aladdin, risk management and financial markets advisory assignments during the quarter. Client interest continues unabated, including the recently announced engagement by the Central Bank of Ireland. We have won other new assignments this year as well, and the pipeline of opportunities in development is exceptionally strong.

“During the quarter, we completed a secondary offering, placing $9.6 billion of common stock sold by Bank of America and PNC with more than 150 new shareholders and increasing our float to 52%. On the roadshow, we highlighted key trends and corresponding growth opportunities in both our scale and capacity-constrained businesses. Many of these trends were reflected in last year’s flows. For example, we highlighted retirement trends as driving opportunities in retail, defined contribution, and multi-asset class solutions. These trends were borne out in our net new business in 2010, with these segments achieving organic growth in long-term products of $26.9 billion, $18.4 billion and $26.3 billion, respectively.

“Finally, iShares closed the year on a strong note, with net inflows of $13.4 billion during the fourth quarter and $42.9 billion for the year. Net new business in 2010 reflects our strong position globally, with a 33% organic growth rate in Asia Pacific, 16% in EMEA and 7% in the Americas. As in all investment markets, performance and service are the most important measures for distinguishing among managers. We look forward to building on our global industry-leading position to provide the best value to investors.

“The past year was both challenging and rewarding, and we begin 2011 collectively focused on more fully leveraging our platform to serve our clients. Doing so will require exceptional intellectual capital, and we are committed to building the best talent in the industry. Yesterday, we announced that Nancy Everett will be joining BlackRock to extend our fiduciary management services into the U.S.** In the past year alone, nearly 1,000 people have joined our team, including experienced professionals like Nancy, who are enthusiastic about the opportunity to build and grow with BlackRock.

“In closing, I want to thank all of BlackRock’s employees around the globe for their hard work and dedication. I am very proud of how much we accomplished over the past year – how quickly the teams have come together. The diversification of our business combined with the alignment of our organization is paying dividends and momentum has never been stronger. I am confident that together we can and will make a difference for our clients.”

*	ex merger-related outflows
**	Nancy was most recently the CEO of Promark Global Advisors (formerly, General Motors Asset Management) and before that the CIO of the Virginia Retirement System. See press release dated January 24, 2011.

Fourth Quarter Business Highlights

Unless stated otherwise, net new business figures below are before giving effect to merger-related outflows, which totaled $38.7 billion during the quarter, or 2% of acquired AUM, bringing the total for the year to $121.0 billion or less than 7% of acquired AUM. As previously reported, low fee index AUM accounted for a substantial portion of merger-related outflows, including two-thirds of those effected during the fourth quarter. An additional $13.6 billion of merger-related outflows have been identified and netted out of the new business pipeline.

Investors continued to increase risk exposure, driving net new business of $28.2 billion in long-term products. Net inflows were strongest in equity and multi-asset class products, with $23.7 billion and $6.1 billion, respectively. Net new business of $9.4 billion in fixed income was overshadowed by the transfer to cash management of an $8.8 billion stable value fund on which we have been waiving fees for more than a year. Alternative investments suffered modest outflows of $2.1 billion, primarily driven by the loss of a $2.6 billion real estate assignment.

Client fundings spanned a wide range of index and active products. Index offerings, including iShares and institutional accounts, attracted $13.4 billion and $12.0 billion of net inflows, respectively. Net new business in actively managed products totaled $11.7 billion, before giving effect to the transfer of the stable value fund referenced above. These net flows favorably impacted our revenue mix.

Renewed risk appetite was a common theme across our global client base, leading to net inflows in long-term products in all regions and all channels. Flows in EMEA and Asia-Pacific were predominantly in fixed income products, while investors in the Americas favored equity and multi-asset class offerings. In total, new business in long-term products was $12.9 billion, $3.6 billion and $11.8 billion from clients in EMEA, Asia-Pacific and the Americas, respectively. Net new business was strongest in iShares, with $13.4 billion, followed by retail with $9.2 billion and institutional with $5.6 billion. Results in the Americas institutional channel were muted by the transfer of the stable value AUM to cash management.

Investment performance was strong across much of the product platform. In active products, 74%, 53% and 53% of taxable fixed income AUM, 61%, 60% and 67% of equity AUM and 33%, 82% and 88% of multi-asset AUM achieved returns in excess of their benchmarks or peer medians for the one-, three- and five-year periods ended December 31, 2010. We delivered strong performance on many of our alternative investments, including our fund of hedge funds, a variety of single strategy and macro hedge funds, and a number of our real estate products. In addition, the majority of our index AUM was within tracking error tolerances, which is critical for supporting new business flows in index and iShares offerings.

Cash management flows remained subdued, although average AUM increased approximately 4%. Reported net inflows include the stable value fund referenced above, which is being invested in cash temporarily. Excluding the transfer and related outflows from the fund, cash management had net withdrawals of $6.2 billion, reflecting client re-risking and year-end cyclicality. We expect rates to remain low and flows to remain muted at best.

BlackRock Solutions had another robust quarter, adding 20 net new assignments. New business included one Aladdin client, four risk management mandates, and 15 short-term advisory engagements. We also completed 20 short-term advisory assignments during the quarter, and ended the year with eight Aladdin and risk implementations in process. Advisory AUM ended the quarter at $150.7 billion after giving effect to $5.2 billion of net client distributions. Interest in risk management solutions and advisory services remains exceptionally strong.

Our new business pipeline of $72.7 billion (net of pending merger-related outflows) reflects strong client response to BlackRock’s unique capabilities. As of January 20, 2011, net wins funded and to be funded spanned all asset classes other than cash. The $61.2 billion of net wins in long-term products include a wide range of index, active fundamental and active quantitative products. They also reflect the broad strength of our new business effort, with net wins in all regions and all channels. An additional $12.7 billion in advisory AUM reflects the continued strength of BlackRock Solutions.

Fourth Quarter Financial Highlights

Fourth quarter 2010 includes the results of the BGI transaction, which closed on December 1, 2009. Given the magnitude of the acquired business, certain line item variances as compared to fourth quarter 2009 were driven by the inclusion of BGI results for the full fourth quarter in 2010.

Comparison to the Fourth Quarter of 2009

Operating income:

Fourth quarter 2010 operating income increased 142% to $940 million from $389 million in fourth quarter 2009. Fourth quarter 2010 operating income reflects a full quarter of revenues and expenses related to the operations of BGI as compared to one month in fourth quarter 2009. BGI transaction and integration costs included in fourth quarter 2009 were $152 million as compared to zero in fourth quarter 2010. The BGI transaction/integration expenses are not part of the on-going business and are comprised of costs associated with combining the firms.

Fourth quarter 2010 revenues of $2,493 million increased $949 million, or 61%, compared to $1,544 million in fourth quarter 2009, due to the following:

•

Investment advisory, administration fees and securities lending revenue of $1,951 million in fourth quarter 2010 increased $697 million, or 56%, compared to $1,254 million in fourth quarter 2009, primarily related to the BGI acquisition as well as growth in long-term AUM, which included net new business and market appreciation on long-term AUM during the prior twelve months, partially offset by a decline in fees from cash management products due to lower average AUM.

•

Performance fees were $326 million in fourth quarter 2010, compared to $125 million in fourth quarter 2009. The $201 million increase primarily relates to an increase in performance fees earned upon exceeding absolute investment or relative investment return thresholds on alternative multi-strategy hedge funds, regional/country equity strategies, multi-asset class and fixed income products.

•

BlackRock Solutions and advisory revenue was $132 million in fourth quarter 2010 compared to $108 million in fourth quarter 2009. The increase was primarily due to an increase in advisory assignments and additional Aladdin mandates.

•

Other revenue was $57 million in fourth quarter 2010, an increase of $27 million, compared to $30 million in fourth quarter 2009. The increase was primarily due to a $15 million increase in fees earned for transition management services and a $6 million increase in marketing fees for the distribution of Barclays iPath® products (exchange traded notes issued by Barclays Bank PLC).

Fourth quarter 2010 total operating expenses were $1,553 million as compared to $1,155 million in fourth quarter 2009. Fourth quarter 2010 total operating expenses increased by $550 million compared to $1,003 million in fourth quarter 2009, excluding BGI transaction/integration costs of $152 million in fourth quarter 2009. The $550 million increase primarily was due to the following:

•

Employee compensation and benefits increased $284 million, excluding BGI integration costs of $60 million in fourth quarter 2009. The increase reflects an increase in the number of employees due to BGI and a $166 million increase in incentive compensation. The increase in incentive compensation is primarily associated with the increase in operating income and a $26 million increase in stock-based compensation expense related to the effect of additional grants to a larger number of employees at the end of January 2010.

•	Direct fund expenses increased $82 million primarily related to the full quarter effect of the addition of BGI funds subject to these arrangements, under which BlackRock pays certain fund expenses.

•

General and administration expenses increased $184 million, excluding BGI transaction/integration costs of $92 million in fourth quarter 2009. The $184 million increase was primarily related to the general and administrative expenses associated with the acquired BGI business, an increase in global and exchange traded fund marketing expenses, a $20 million expense related to a contribution to a donor advised charitable fund and a $20 million regulatory fee, partially offset by an $11 million decrease in occupancy related to write-offs of certain leasehold improvements in fourth quarter 2009.

Non-operating income (expense):

Fourth quarter 2010 non-operating income, net of non-controlling interests, was $26 million compared to $17 million in fourth quarter 2009. The $26 million non-operating income, net of non-controlling interests, was comprised of $45 million of net gains primarily on co-investments and $6 million of positive marks related to hedges of deferred compensation, partially offset by $25 million of net interest expense. The $45 million net gain on investments included net gains in distressed credit/mortgage funds of $16 million, private equity investments of $13 million, hedge funds/funds of hedge funds of $7 million, real estate equity/debt products of $5 million and other investments of $4 million. Net interest expense of $25 million increased $6 million primarily due to an increase in interest expense related to the full quarter effect of the December 2009 issuances of $2.5 billion of long-term notes, partially offset by higher dividend income.

Income tax expense:

Income tax expense was $309 million and $150 million for the fourth quarter 2010 and 2009, respectively. The GAAP effective income tax rate for the fourth quarter 2010 was 32.0%, which included the benefit of U.S. tax legislation that was enacted during the period to extend certain international tax provisions, as compared to 36.9% for the fourth quarter 2009, which included the effect of certain BGI transaction costs which were not deductible.

Comparison to the Third Quarter of 2010

Operating income:

Fourth quarter 2010 operating income increased 33% to $940 million from $707 million in third quarter 2010. Third quarter 2010 operating income included $17 million of closed-end fund launch costs/commissions and $6 million of BGI integration costs.

Fourth quarter 2010 revenues of $2,493 million increased $401 million, or 19%, compared to $2,092 million in third quarter 2010, primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $1,951 million in fourth quarter 2010 increased $157 million compared to $1,794 million in third quarter 2010. The growth in revenue is primarily associated with an increase in long-term AUM, partially offset by a decline in fees from cash management products.

•

Performance fees were $326 million in fourth quarter 2010, an increase of $212 million, or 186%, compared to third quarter 2010. The increase relates primarily to higher performance fees from multi-strategy hedge funds and an increase in relative performance on separate accounts across regional/country equity strategies, multi-asset class and fixed income products that have performance measurement periods that ended on December 31, partially offset by a decline in performance fees earned from equity and fixed income hedge funds.

•

BlackRock Solutions and advisory revenue was $132 million in fourth quarter 2010 compared to $101 million in third quarter 2010. The increase was due to an increase in advisory assignments and an increase in Aladdin service fees.

Fourth quarter 2010 total operating expenses of $1,553 million increased 12%, or $168 million, compared to $1,385 million in third quarter 2010. Excluding $6 million of BGI integration costs for third quarter 2010, fourth quarter 2010 total operating expenses increased $174 million. The $174 million increase compared to third quarter 2010 primarily was due to the following:

•

Employee compensation and benefits increased $70 million, excluding BGI integration costs in the third quarter 2010. The increase reflects a $62 million increase in incentive compensation primarily due to higher operating income and an $8 million increase in base compensation due to new hires in the fourth quarter and $8 million in payroll taxes due to the increase in incentive compensation, partially offset by an $8 million decrease in other compensation.

•	Direct fund expenses increased $10 million primarily related to an increase in average AUM for the funds subject to these arrangements, under which BlackRock pays certain fund expenses.

•

General and administration expenses increased $96 million, excluding $3 million of BGI integration costs in third quarter 2010. The $96 million increase primarily related to a $20 million expense related to a contribution to a donor advised charitable fund, a $20 million regulatory fee, a $17 million increase in marketing and promotional expenses, a $13 million increase related to consulting and legal fees, and a $41 million increase in net costs including occupancy, VAT expenses, foreign currency and other expenses, partially offset by a $15 million decrease in closed-end fund launch costs (excluding compensation costs) associated with the Build America Bond Trust fund, which was launched in third quarter 2010.

Non-operating income (expense):

Fourth quarter 2010 non-operating income, net of non-controlling interests, was $26 million, compared to $45 million in third quarter 2010. Non-operating income included $45 million of net positive marks on balance sheet co-investments and $6 million of positive marks related to hedges of deferred compensation, partially offset by $25 million of net interest expense.

Income tax expense:

The GAAP effective income tax rate for the fourth quarter 2010 was 32.0%, as compared to 26.7% for the third quarter 2010. The third quarter 2010 rate included the effect of tax legislation enacted in the United Kingdom which resulted in a $30 million revaluation of certain deferred tax assets and liabilities. The resulting decrease in third quarter 2010 income taxes related to this tax legislation item has been excluded from net income attributable to BlackRock, Inc., as adjusted, as it is non-recurring and to ensure comparability of this information to reporting periods.

The fourth quarter 2010 GAAP and as adjusted tax rates included the effect of U.S. tax legislation that was enacted during the period to extend certain international tax provisions, which resulted in a tax benefit in fourth quarter 2010. The full year 2010 GAAP effective tax rate, was 32.0% and the as adjusted tax rate was 33.0% as compared to 33.5%, as adjusted, for the nine months ended September 30, 2010, resulting in a year-to-date tax benefit in fourth quarter 2010.

Teleconference, Webcast and Presentation Information

BlackRock will host a teleconference call for investors and analysts on Tuesday, January 25, 2011, at 9:00 a.m. (Eastern Time) to discuss its fourth quarter and full year 2010 results. Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 36624449). A live, listen-only webcast and presentation will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Tuesday, January 25, 2011 and ending at midnight on Tuesday, February 1, 2011. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 36624449. To access the webcast, please visit the investor relations section of www.blackrock.com.

Performance Notes

Past performance is not indicative of future results. The performance information reflects actively managed U.S. open-end and closed-end mutual funds and similar EMEA-based products with respect to peer median comparisons, and actively managed institutional separate accounts and funds located globally with respect to benchmark comparisons. The performance information does not include funds or accounts that are not measured against a benchmark, private equity products, CDOs, or accounts managed by BlackRock’s Financial Markets Advisory Group. Comparisons are based on gross-of-fee performance for U.S.-based products and institutional separate accounts, and net-of-fee performance for EMEA-based products. Source of performance information and peer medians is BlackRock, Inc. and is based in part on data from Lipper Inc. and iMoneyNet for U.S. funds and Morningstar, Inc. for non-U.S. funds. Fund performance reflects the reinvestment of dividends and distributions, but does not reflect sales charges.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At December 31, 2010, BlackRock’s AUM was $3.561 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares (exchange traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions. Headquartered in New York City, as of December 31, 2010, the firm has approximately 9,100 employees in 25 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-Looking Statements

This report, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms, including the recently approved Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Barclays Bank PLC, Bank of America Corporation, Merrill Lynch & Co., Inc. or The PNC Financial Services Group, Inc.; (11) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s economic investments; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock’s success in maintaining the distribution of its products; (16) the impact of BlackRock electing to provide support to its products from time to time; (17) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions; and (18) the ability of BlackRock to integrate the operations of Barclays Global Investors.

BlackRock’s Annual Reports on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

	Three Months Ended December 31,		% Change	Three Months Ended September 30, 2010	% Change	Year Ended December 31,		% Change
	2010	2009				2010	2009
Revenue
Investment advisory, administration fees and securities lending revenue	$1,951	$1,254	56%	$1,794	9%	$7,290	$3,826	91%
Investment advisory performance fees	326	125	161%	114	186%	540	202	167%
BlackRock Solutions and advisory	132	108	22%	101	31%	460	477	(4)%
Distribution fees	27	27	0%	29	(7)%	116	100	16%
Other revenue	57	30	90%	54	6%	206	95	117%

Total revenue	2,493	1,544	61%	2,092	19%	8,612	4,700	83%

Expenses
Employee compensation and benefits	841	617	36%	774	9%	3,097	1,802	72%
Distribution and servicing costs	106	106	0%	105	1%	408	477	(14)%
Amortization of deferred sales commissions	23	24	(4)%	26	(12)%	102	100	2%
Direct fund expenses	134	52	158%	124	8%	493	95	419%
General and administration	409	317	29%	316	29%	1,354	779	74%
Restructuring charges	—	—	NM	—	NM	—	22	(100)%
Amortization of intangible assets	40	39	3%	40	0%	160	147	9%

Total expenses	1,553	1,155	34%	1,385	12%	5,614	3,422	64%

Operating income	940	389	142%	707	33%	2,998	1,278	135%

Non-operating income (expense)
Net gain (loss) on investments	62	37	68%	93	(33)%	179	42	326%
Net gain (loss) on consolidated variable interest entities	(19)	—	NM	12	NM	(35)	—	NM
Interest and dividend income	10	4	150%	10	0%	29	20	45%
Interest expense	(35)	(23)	52%	(37)	(5)%	(150)	(68)	121%

Total non-operating income (expense)	18	18	0%	78	(77)%	23	(6)	NM

Income before income taxes	958	407	135%	785	22%	3,021	1,272	138%
Income tax expense	309	150	106%	201	54%	971	375	159%

Net income	649	257	152%	584	11%	2,050	897	129%
Less:
Net income (loss) attributable to non-controlling interests	(8)	1	NM	33	NM	(13)	22	NM

Net income attributable to BlackRock, Inc.	$657	$256	157%	$551	19%	$2,063	$875	136%

Weighted-average common shares outstanding (e)
Basic	191,057,374	152,062,468	26%	190,494,905	0%	190,554,510	136,669,164	39%
Diluted	193,478,460	155,040,242	25%	192,326,841	1%	192,692,047	139,481,449	38%
Earnings per share attributable to BlackRock, Inc. common stockholders (e)
Basic	$3.39	$1.65	105%	$2.85	19%	$10.67	$6.24	71%
Diluted	$3.35	$1.62	107%	$2.83	18%	$10.55	$6.11	73%

Cash dividends declared and paid per share	$1.00	$0.78	28%	$1.00	0%	$4.00	$3.12	28%

Supplemental information:
AUM (end of period)	$3,560,968	$3,346,256	6%	$3,446,066	3%	$3,560,968	$3,346,256	6%

Operating income, as adjusted (a)	$962	$561	71%	$737	31%	$3,167	$1,570	102%

Operating margin, GAAP basis	37.7%	25.2%	50%	33.8%	12%	34.8%	27.2%	28%
Operating margin, as adjusted (a)	40.7%	39.7%	3%	38.4%	6%	39.3%	38.2%	3%

Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted (b)	$20	$13	54%	$39	(49)%	$25	$(46)	NM

Net income attributable to BlackRock, Inc., as adjusted (c), (d)	$670	$379	77%	$537	25%	$2,139	$1,021	110%

Diluted earnings attributable to BlackRock, Inc. common stockholders per share, as adjusted (c), (d), (e)	$3.42	$2.39	43%	$2.75	24%	$10.94	$7.13	53%

Effective tax rate, GAAP basis	32.0%	36.9%	(13)%	26.7%	20%	32.0%	30.0%	7%
Shares outstanding excluding escrow shares (end of period)	191,191,553	188,806,296	1%	190,246,551	0%	191,191,553	188,806,296	1%

NM – Not Meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

BlackRock reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”); however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Certain prior period non-GAAP data has been reclassified to conform to the current presentation. Computations for all periods are derived from the Company’s condensed consolidated statements of income as follows:

(a) Operating income, as adjusted, and operating margin, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain items deemed non-recurring by management or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below.

	Three Months Ended			Year Ended
	December 31,		September 30, 2010	December 31,
(Dollar amounts in millions)	2010	2009		2010	2009
Operating income, GAAP basis	$940	$389	$707	$2,998	$1,278
Non-GAAP expense adjustments:
BGI transaction/integration costs
Employee compensation and benefits	—	60	3	25	60
General and administration	—	92	3	65	123

Total BGI transaction/integration costs	—	152	6	90	183
PNC LTIP funding obligation	14	14	15	58	59
Merrill Lynch compensation contribution	2	2	3	10	10
Restructuring charges	—	—	—	—	22
Compensation expense related to appreciation (depreciation) on deferred compensation plans	6	4	6	11	18

Operating income, as adjusted	962	561	737	3,167	1,570
Closed-end fund launch costs	—	—	15	15	2
Closed-end fund launch commissions	—	—	2	2	1

Operating income used for operating margin measurement	$962	$561	$754	$3,184	$1,573

Revenue, GAAP basis	$2,493	$1,544	$2,092	$8,612	$4,700
Non-GAAP adjustments:
Distribution and servicing costs	(106)	(106)	(105)	(408)	(477)
Amortization of deferred sales commissions	(23)	(24)	(26)	(102)	(100)

Revenue used for operating margin measurement	$2,364	$1,414	$1,961	$8,102	$4,123

Operating margin, GAAP basis	37.7%	25.2%	33.8%	34.8%	27.2%

Operating margin, as adjusted	40.7%	39.7%	38.4%	39.3%	38.2%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(a) (continued)

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s financial performance over time. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors.

Operating income, as adjusted:

BGI transaction and integration costs recorded in 2010 and 2009 consist principally of certain advisory payments, compensation expense, legal fees, marketing and promotional, occupancy and consulting expenses incurred in conjunction with the BGI Transaction. Restructuring charges recorded in 2009 consist of compensation costs, occupancy costs and professional fees. The expenses associated with restructuring and BGI transaction and integration costs have been deemed non-recurring by management and have been excluded from operating income, as adjusted, to help enhance the comparability of this information to prior periods. As such, management believes that operating margins exclusive of these costs are useful measures in evaluating BlackRock’s operating performance for the respective periods.

The portion of compensation expense associated with certain long-term incentive plans (“LTIP”) that will be funded through the distribution to participants of shares of BlackRock stock held by The PNC Financial Services Group, Inc. (“PNC”) and a Merrill Lynch & Co., Inc. (“Merrill Lynch”) cash compensation contribution, a portion of which has been received, has been excluded because these charges ultimately do not impact BlackRock’s book value.

Compensation expense associated with appreciation (depreciation) on investments related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans, which substantially offset this expense, are reported in non-operating income (expense).

Operating margin, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes that excluding such costs and commissions is useful because these costs can fluctuate considerably and revenues associated with the expenditure of these costs will not fully impact BlackRock’s results until future periods.

Operating margin, as adjusted, allows BlackRock to compare performance from period-to-period by adjusting for items that may not recur, recur infrequently or may fluctuate based on market movements, such as restructuring charges, transaction and integration costs, closed-end fund launch costs, commissions paid to certain employees as compensation and fluctuations in compensation expense based on mark-to-market movements in investments held to fund certain compensation plans. BlackRock also uses operating margin, as adjusted, to monitor corporate performance and efficiency and as a benchmark to compare its performance to other companies. Management uses both the GAAP and non-GAAP financial measures in evaluating the financial performance of BlackRock. The non-GAAP measure by itself may pose limitations because it does not include all of BlackRock’s revenues and expenses.

Revenue used for operating margin, as adjusted, excludes distribution and servicing costs paid to related parties and other third parties. Management believes that excluding such costs is useful to BlackRock because it creates consistency in the treatment for certain contracts for similar services, which due to the terms of the contracts, are accounted for under GAAP on a net basis within investment advisory, administration fees and securities lending revenue. Amortization of deferred sales commissions is excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, offset distribution fee revenue earned by the Company. For each of these items, BlackRock excludes from revenue used for operating margin, as adjusted, the costs related to each of these items as a proxy for such offsetting revenues.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(b) Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted:

Non-operating income (expense), less net income (loss) attributable to non-controlling interests (“NCI”), as adjusted, equals non-operating income (expense), GAAP basis, less net income (loss) attributable to NCI, GAAP basis, adjusted for compensation expense associated with depreciation (appreciation) on investments related to certain BlackRock deferred compensation plans. The compensation expense offset is recorded in operating income. This compensation expense has been included in non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

	Three Months Ended			Year Ended December 31,
	December 31,		September 30, 2010
(Dollar amounts in millions)	2010	2009		2010	2009
Non-operating income (expense), GAAP basis	$18	$18	$78	$23	$(6)
Less: Net income (loss) attributable to NCI	(8)	1	33	(13)	22

Non-operating income (expense) (1)	26	17	45	36	(28)
Compensation expense related to (appreciation) depreciation on deferred compensation plans	(6)	(4)	(6)	(11)	(18)

Non-operating income (expense), less net income (loss) attributable to NCI, as adjusted	$20	$13	$39	$25	$(46)

(1)	Net of net income (loss) attributable to non-controlling interests (redeemable and non-redeemable) related to investment activities and consolidated variable interest entities.

Management believes that non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides for comparability of this information to prior periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As compensation expense associated with (appreciation) depreciation on investments related to certain deferred compensation plans, which is included in operating income, offsets the gain/(loss) on the investments set aside for these plans, management believes that non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides a useful measure, for both management and investors, of BlackRock’s non-operating results that impact book value.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(c) Net income attributable to BlackRock, Inc., as adjusted:

Management believes that net income attributable to BlackRock, Inc., as adjusted, and diluted common earnings per share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc., GAAP basis, adjusted for significant non-recurring items as well as charges that ultimately will not impact BlackRock’s book value or benefits that do not impact cash flow.

	Three Months Ended			Year Ended December 31,
	December 31,		September 30,
(Dollar amounts in millions, except per share data)	2010	2009	2010	2010	2009
Net income attributable to BlackRock, Inc., GAAP basis	$657	$256	$551	$2,063	$875
Non-GAAP adjustments, net of tax: (d)
BGI transaction/integration costs	—	108	4	59	129
PNC LTIP funding obligation	11	12	10	40	41
Merrill Lynch compensation contribution	2	3	2	7	7
Restructuring charges	—	—	—	—	14
Income tax law changes	—	—	(30)	(30)	(45)

Net income attributable to BlackRock, Inc., as adjusted	$670	$379	$537	$2,139	$1,021

Allocation of net income attributable to BlackRock, Inc., as adjusted: (f)
Common shares(e)	$661	$371	$530	$2,109	$995
Participating RSUs	9	8	7	30	26

Net income attributable to BlackRock, Inc., as adjusted	$670	$379	$537	$2,139	$1,021

Diluted weighted-average common shares outstanding (e)	193,478,460	155,040,242	192,326,841	192,692,047	139,481,449
Diluted earnings per common share, GAAP basis (e)	$3.35	$1.62	$2.83	$10.55	$6.11

Diluted earnings per common share, as adjusted (e)	$3.42	$2.39	$2.75	$10.94	$7.13

The restructuring charges and BGI transaction and integration costs reflected in GAAP net income attributable to BlackRock, Inc. have been deemed non-recurring by management and have been excluded from net income attributable to BlackRock, Inc., as adjusted, to help enhance the comparability of this information to prior reporting periods.

The portion of the compensation expense associated with certain LTIP awards that will be funded through the distribution to participants of shares of BlackRock stock held by PNC and a Merrill Lynch cash compensation contribution, a portion of which has been received, has been excluded from net income attributable to BlackRock, Inc., as adjusted, because these charges ultimately do not impact BlackRock’s book value.

During third quarter 2010 and third quarter 2009, the United Kingdom and New York City, respectively, enacted legislation reducing corporate income taxes, which resulted in a revaluation of certain net deferred tax liabilities, primarily related to acquired intangible assets. The resulting decrease in income taxes has been excluded from net income attributable to BlackRock, Inc., as adjusted, as these were non-recurring enacted tax legislation changes that do not have a cash flow impact and to ensure comparability of this information to current reporting periods.

(d) For the years ended December 31, 2010 and 2009, non-GAAP adjustments were tax effected at 33% and 30%, respectively, which reflects a blended rate applicable to the adjustments. BlackRock’s tax rates in fourth quarter 2010 and 2009 included the impact of changes in the fourth quarter to the respective full year blended rates applicable to the adjustments.

(e) Series A, B, C and D non-voting participating preferred stock are considered to be common stock equivalents for purposes of determining basic and diluted earnings per share calculations. Certain unvested restricted stock units (“RSUs”) are not included in this number as they are deemed participating securities in accordance with Accounting Standards Codification (“ASC”) 260-10, Earnings per Share (“ASC 260-10”).

(f) Allocation of net income attributable to BlackRock, Inc., as adjusted, to common shares and participating RSUs is calculated pursuant to the two-class method as defined in ASC 260-10.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in millions)

(unaudited)

	Three Months Ended December 31,			Three Months Ended September 30, 2010		Year Ended December 31,
	2010	2009	% Change		% Change	2010	2009	% Change
Investment advisory, administration fees and securities lending revenue
Equity:
Active	$484	$398	22%	$443	9%	$1,848	$1,230	50%
Institutional index	111	38	192%	98	13%	424	56	NM
iShares/Exchange traded products	460	136	238%	405	14%	1,660	136	NM
Fixed income:
Active	270	246	10%	266	2%	1,047	865	21%
Institutional index	47	15	213%	44	7%	166	16	NM
iShares/Exchange traded products	73	19	284%	70	4%	263	19	NM
Multi-asset class	216	148	46%	183	18%	740	479	54%
Alternatives	167	119	40%	156	7%	632	400	58%
Cash management	123	135	(9%)	129	(5%)	510	625	(18%)

Total	1,951	1,254	56%	1,794	9%	7,290	3,826	91%

Investment advisory performance fees:
Equity	88	36	144%	12	NM	123	46	167%
Fixed income	23	11	109%	10	130%	55	21	162%
Multi-asset class	27	5	440%	3	NM	33	20	65%
Alternatives	188	73	158%	89	111%	329	115	186%

Total	326	125	161%	114	186%	540	202	167%

BlackRock Solutions and advisory	132	108	22%	101	31%	460	477	(4%)
Distribution fees	27	27	0%	29	(7%)	116	100	16%
Other revenue	57	30	90%	54	6%	206	95	117%

Total revenue	$2,493	$1,544	61%	$2,092	19%	$8,612	$4,700	83%

NM—Not Meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

BlackRock, Inc.

Summary of Non-operating Income (Expense)

(Dollar amounts in millions)

(unaudited)

		Three Months Ended December 31,			Three Months Ended September 30, 2010		Year Ended December 31,
		2010	2009	% Change		% Change	2010	2009	% Change
Total non-operating income (expense), GAAP basis		$18	$18	0%	$78	(77%)	$23	$(6)	NM
Less: Net income (loss) attributable to NCI		(8)	1	NM	33	NM	(13)	22	NM

Total non-operating income (expense), less net income (loss) attributable to NCI		$26	$17	53%	$45	(42%)	$36	$(28)	NM

	Estimated economic investments at December 31, 2010(3)	Three Months Ended December 31,			Three Months Ended September 30, 2010		Year Ended December 31,
		2010	2009	% Change		% Change	2010	2009	% Change
Net gain (loss) on investments (1)
Private equity	25-30%	$13	$5	160%	$20	(35%)	$31	$9	244%
Real estate	<10%	5	(3)	NM	11	(55%)	17	(114)	NM
Distressed credit/mortgage funds	25-30%	16	21	(24%)	25	(36%)	66	100	(34%)
Hedge funds/funds of hedge funds	10-15%	7	9	(22%)	4	75%	18	18	0%
Other investments (2)	25-30%	4	—	NM	6	(33%)	14	(11)	NM

Sub-total		45	32	41%	66	(32%)	146	2	NM
Investments related to deferred compensation plans		6	4	50%	6	0%	11	18	(39%)

Total net gain (loss) on investments (1)		51	36	42%	72	(29%)	157	20	NM
Interest and dividend income		10	4	150%	10	0%	29	20	45%
Interest expense		(35)	(23)	52%	(37)	(5%)	(150)	(68)	121%

Net interest expense		(25)	(19)	32%	(27)	(7%)	(121)	(48)	152%

Total non-operating income (expense) (1)		26	17	53%	45	(42%)	36	(28)	NM
Compensation expense related to (appreciation) depreciation on deferred compensation plans		(6)	(4)	(50%)	(6)	0%	(11)	(18)	39%

Non-operating income (expense), as adjusted (1)		$20	$13	54%	$39	(49%)	$25	$(46)	NM

(1)	Net of net income (loss) attributable to non-controlling interests ("NCI") (redeemable and non-redeemable) related to investment activities and consolidated variable interest entities.
(2)	Net gain (loss) for other investments includes net gains / (losses) related to equity and fixed income investments and BlackRock's seed capital hedging program.
(3)	Represents estimated percentages of BlackRock's corporate economic investment portfolio.

NM – Not Meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

Summary				Variance vs.
	December 31, 2010	September 30, 2010(1)	December 31, 2009(1)	September 30, 2010	December 31, 2009
Equity:
Active	$334,532	$317,367	$348,574	5%	(4%)
Institutional index	911,775	845,671	806,082	8%	13%
iShares/Exchange traded products	448,160	400,007	381,399	12%	18%
Fixed income:
Active	592,303	611,095	595,580	(3%)	(1%)
Institutional index	425,930	426,932	357,557	(0%)	19%
iShares/Exchange traded products	123,091	129,930	102,490	(5%)	20%
Multi-asset class	185,587	170,608	142,029	9%	31%
Alternatives	109,738	105,742	102,101	4%	7%

Long-term	3,131,116	3,007,352	2,835,812	4%	10%
Cash management	279,175	283,710	349,277	(2%)	(20%)

Sub Total	3,410,291	3,291,062	3,185,089	4%	7%
Advisory (6)	150,677	155,004	161,167	(3%)	(7%)

Total AUM	$3,560,968	$3,446,066	$3,346,256	3%	6%

Current Quarter Component Changes	September 30, 2010(1)	Net subscriptions (redemptions) (2)	BGI merger- related outflows (3)	Acquisition/ Reclassifications (4)	Market appreciation (depreciation)	Foreign exchange (5)	December 31, 2010
Equity:
Active	$317,367	$3,960	$(12,459)	$(3,920)	$28,872	$712	$334,532
Institutional index	845,671	4,831	(16,337)	(528)	75,972	2,166	911,775
iShares/Exchange traded products	400,007	14,882	—	—	33,078	193	448,160
Fixed income:
Active	611,095	(2,672)	(544)	(3,922)	(11,794)	140	592,303
Institutional index	426,932	6,739	(9,366)	7,374	(8,063)	2,314	425,930
iShares/Exchange traded products	129,930	(3,510)	—	—	(3,129)	(200)	123,091
Multi-asset class	170,608	6,060	—	3,550	5,583	(214)	185,587
Alternatives	105,742	(2,058)	(32)	—	5,703	383	109,738

Long-term	3,007,352	28,232	(38,738)	2,554	126,222	5,494	3,131,116
Cash management	283,710	809	—	(4,852)	(27)	(465)	279,175

Sub Total	3,291,062	29,041	(38,738)	(2,298)	126,195	5,029	3,410,291
Advisory (6)	155,004	(5,178)	(10)	—	3	858	150,677

Total AUM	$3,446,066	$23,863	$(38,748)	$(2,298)	$126,198	$5,887	$3,560,968

Year over Year Component Changes	December 31, 2009(1)	Net subscriptions (redemptions) (2)	BGI merger related outflows (3)	Acquisition/ Reclassifications (4)	Market appreciation (depreciation)	Foreign exchange (5)	December 31, 2010
Equity:
Active	$348,574	$2,632	$(54,490)	$(3,920)	$40,670	$1,066	$334,532
Institutional index	806,082	44,570	(44,907)	(4,390)	104,152	6,268	911,775
iShares/Exchange traded products	381,399	21,865	—	—	45,830	(934)	448,160
Fixed income:
Active	595,580	(22,143)	(9,474)	(3,922)	31,945	317	592,303
Institutional index	357,557	39,148	(10,408)	7,374	21,220	11,039	425,930
iShares/Exchange traded products	102,490	19,008	—	—	2,195	(602)	123,091
Multi-asset class	142,029	26,262	(127)	3,550	13,917	(44)	185,587
Alternatives	102,101	(136)	(490)	—	7,170	1,093	109,738

Long-term	2,835,812	131,206	(119,896)	(1,308)	267,099	18,203	3,131,116
Cash management	349,277	(61,424)	(1,063)	(4,852)	(38)	(2,725)	279,175

Sub Total	3,185,089	69,782	(120,959)	(6,160)	267,061	15,478	3,410,291
Advisory (6)	161,167	(12,021)	(10)	—	(80)	1,621	150,677

Total AUM	$3,346,256	$57,761	$(120,969)	$(6,160)	$266,981	$17,099	$3,560,968

(1)	Data reflects the reclassification of prior period AUM into the current period presentation.
(2)	Includes distributions representing return of capital and return on investment to investors.
(3)	Includes BGI merger-related outflows due to manager concentration considerations and active quantitative performance.
(4)	Includes acquisition adjustments and reclasses of AUM acquired from Barclays in December 2009 and other reclassifications to conform to current period combined AUM policy and presentation.
(5)	Foreign exchange reflects the impact of converting non-U.S. dollar denominated AUM into U.S. dollars for reporting purposes.
(6)	Advisory AUM represents long-term portfolio liquidation assignments.

NM – Not Meaningful